Exhibit (a)(5)(E)

FOR IMMEDIATE RELEASE

LabCorp’s Acquisition of Monogram Biosciences, Inc. Clears Antitrust Review

Burlington, NC, South San Francisco, Calif.—July 17, 2009—Laboratory Corporation of America® Holdings (NYSE: LH) and Monogram Biosciences, Inc. (NASDAQ: MGRM) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, applicable to the acquisition of Monogram by LabCorp has expired with no action by either the Federal Trade Commission or the U.S. Department of Justice.

As previously announced, LabCorp commenced a tender offer on July 1, 2009 for all of the outstanding shares of common stock of Monogram for $4.55 per share in cash.

The expiration of the waiting period under the HSR Act satisfies one of the conditions necessary for the consummation of the pending acquisition. The tender offer and any withdrawal rights are scheduled to expire at 12:00 midnight, New York City Time, at the end of the day on Wednesday, July 29, 2009, unless the tender offer is extended.

Consummation of the tender offer remains subject to other customary closing conditions, including satisfaction of the minimum tender condition under the agreement and plan of merger entered into by LabCorp and Monogram on June 22, 2009.

Important Additional Information Has Been Filed with the Securities and Exchange Commission (“SEC”)

The tender offer described in this news release has commenced, but this news release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Monogram Biosciences, Inc.’s common stock. The tender offer is being made pursuant to a tender offer statement and related materials. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND RELATED MATERIALS AND THE SOLICITATION/ RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The tender offer statement and related materials, including an offer to purchase and letter of transmittal, have been filed by Laboratory Corporation of America Holdings and Mastiff Acquisition Corp. with the SEC, and the solicitation/recommendation statement has been filed by Monogram Biosciences, Inc. with the SEC. Investors and security holders may obtain a free copy of these statements and other documents filed by Laboratory Corporation of America Holdings and Mastiff Acquisition Corp. or Monogram Biosciences, Inc. with the SEC at the website maintained by the SEC at www.sec.gov. The tender offer statement and related materials, solicitation/recommendation statement, and such other documents may be obtained for free by directing such requests to D.F. King & Co., Inc., the information agent for the tender offer, at 1-212-269-5550 for banks and brokers or 1-800-549-6746 for shareholders and all others.

About LabCorp®

Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $4.5 billion in 2008, over 28,000 employees worldwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trial testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

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About Monogram Biosciences, Inc.

Monogram Biosciences, Inc. (NASDAQ: MGRM) is advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious infectious diseases and cancer. Monogram Biosciences, Inc.’s products are designed to help doctors optimize treatment regimens for their patients that lead to better outcomes and reduced costs. Monogram Biosciences, Inc.’s technology is also being used by numerous biopharmaceutical companies to develop new and improved anti-viral therapeutics and vaccines as well as targeted cancer therapeutics. More information about Monogram Biosciences, Inc. and its technology can be found on its web site at www.monogrambio.com.

Caution Concerning Forward-Looking Statements

Investors are cautioned that statements in this press release that are not strictly historical statements, including, without limitation, statements relating to the expected timing of the transaction, constitute forward-looking statements. These statements are based on current expectations, forecasts and assumptions of LabCorp and Monogram Biosciences, Inc. that are subject to risks and uncertainties that could cause actual outcomes and results to differ materially from those statements. Risks and uncertainties include, among others, the risk that the conditions to the tender offer or the merger set forth in the agreement and plan of merger will not be satisfied and the transactions will not be consummated, uncertainties as to the timing of the tender offer and merger, uncertainties as to how many Monogram Biosciences, Inc. stockholders will tender their stock in the offer, changes in Monogram Biosciences, Inc.’s business during the period between now and the closing that could cause a condition to closing not to be satisfied; as well as other factors detailed in LabCorp’s and Monogram Biosciences, Inc.’s filings with the Securities and Exchange Commission, including LabCorp’s Annual Report on Form 10-K for the year ended December 31, 2008 and subsequent SEC filings, and Monogram Biosciences, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008 and subsequent SEC filings.

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Contacts:

Laboratory Corporation of America® Holdings

Investor/Media Relations:

Bill Bonello, 336-436-7732

www.labcorp.com

or

Monogram Biosciences, Inc.

Investor Relations:

Alfred G. Merriweather, 650-624-4576

amerriweather@monogrambio.com

or

Media Relations:

Feinstein Kean Healthcare

Jeremiah Hall, 415-677-2700

jeremiah.hall@fkhealth.com

www.monogrambio.com